Exhibit 99.1

For Immediate Release

AppliedMicro Appoints Robert Sproull to Board of Directors

Former VP and Director of Oracle Labs and Sun Microsystems Labs to offer cloud technology expertise and business insight to AppliedMicro board

SUNNYVALE, Calif. – October 13, 2011 – Applied Micro Circuits Corporation, or AppliedMicro (Nasdaq: AMCC), today announced that Robert F. Sproull, Ph.D., has joined the company’s Board of Directors.

“We are delighted at the addition of Bob Sproull, an accomplished and highly respected industry veteran in computer networking, communications and infrastructure, to the AppliedMicro Board,” said Cesar Cesaratto, Chairman of the Board for AppliedMicro.

Dr. Sproull recently retired as Vice President and Director of Oracle Labs, an applied research group that originated at Sun Microsystems. At Sun, where he served since 1990, Dr. Sproull was Vice President and Director of Sun Microsystems Laboratories, and a Sun Fellow, until Sun’s acquisition by Oracle in 2010. Prior to Sun, he was a principal in the consulting firm of Sutherland, Sproull and Associates, an Associate Professor at Carnegie Mellon University, and a Research Scientist at the Xerox Palo Alto Research Center. Over his 40 year career in the computer science industry, Dr. Sproull has innovated, published and lectured extensively in the fields of advanced circuit, systems and networking design. He is a member of the National Academy of Engineering and has served on the US Air Force Scientific Advisory Board. Dr. Sproull received his Ph.D. and M.S. degrees in computer science from Stanford University and his A.B. degree in physics from Harvard College.

“With his two decades of industry experience at Sun Microsystems, Bob brings an unparalleled systems and software expertise to our Board,” said Dr. Paramesh Gopi, President and CEO of AppliedMicro. “His unique and seminal perspective will be of tremendous value to AppliedMicro as we continue to execute and expand upon our cloud strategy.”

AppliedMicro Overview

AppliedMicro is a global leader in energy conscious computing solutions for telco, enterprise, data center, consumer and SMB applications. With a 30-year heritage as an innovator in high-speed connectivity and high performance embedded processing, AppliedMicro employs patented SoC solutions that can deliver up to 40% reduction in power consumption without sacrificing performance. AppliedMicro’s corporate headquarters are located in Sunnyvale, California. Sales and engineering offices are located throughout the world. For further information regarding AppliedMicro, visit the company’s Web site at http://www.apm.com.

Corporate Contact:

AppliedMicro

Tally Kaplan Porat

(o) 408.702.3139

(c) 408.483.8370

tkaplan@apm.com

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